Exhibit 99.1

LCC International Receives Nasdaq Notification Related to Late Filing of Quarterly Report on Form 10-Q for Quarterly Period Ended June 30, 2005

    MCLEAN, Va.--(BUSINESS WIRE)--Aug. 17, 2005--LCC International, Inc., (NASDAQ:LCCI) ("LCC" or the "Company") a global leader in wireless voice and data turn-key technical consulting services, announced today that on August 16, 2005, it received a Nasdaq staff determination letter stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005. As a result of the filing delay, an "E" will be added to the ticker symbol for its common stock, which will begin trading under the symbol "LCCIE" effective at the opening of business on August 18, 2005.
    The letter states that the Company's common stock will be delisted from the Nasdaq Stock Market on August 25, 2005 unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel. The Company intends to request such a hearing before a Nasdaq Listing Qualifications Panel and the Company expects that its common stock will remain listed on the Nasdaq Stock Market pending the outcome of the Nasdaq Listing Qualifications Panel's decision. However, the Company cannot provide any assurances that the Nasdaq Listing Qualifications Panel will grant its request for continued listing on the Nasdaq Stock Market.
    As previously disclosed, on August 4, 2005, the Audit Committee of the Company's Board of Directors concluded, in consultation with and upon the recommendation of management, that the Company's financial statements in its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004 and March 31, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004 should be restated. The restatements are necessary due primarily to certain miscalculations of revenue earned from certain of the Company's fixed priced contracts with one U.S. customer accounted for under the percentage of completion method. The Company intends to complete the restatement process and file its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 as soon as reasonably practicable.

    About LCC

    LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

    Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

    Information in this release regarding LCC's expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about LCC's listing status on the Nasdaq Stock Market and expected compliance with filing deadlines. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may likely change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, delays in the restatement process and/or the uncertainty of success of any Nasdaq administrative hearing. Other factors that may affect our business are discussed in LCC's filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.


    CONTACT: LCC International, Inc.
             Bob Waldron, 703-873-2266
             bob_waldron@lcc.com